Apco Oil and Gas
International Inc.

Exhibit 99.1

Nasdaq: APAGF

Date: May 6, 2010

Apco Reports First-Quarter 2010 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced unaudited quarterly net income attributable to Apco of $4.0 million, or $0.14 cents per share, compared with first-quarter 2009 net income of $5.0 million, or $0.17 cents per share.

Net income attributable to Apco was lower during the first quarter of 2010 as the favorable effects of increased operating revenues and greater investment income were more than offset by greater exploration expense for the acquisition of seismic information and higher income tax expense.

Compared with first-quarter 2009, operating revenues increased by $2.6 million. Revenues during the period were higher due to the benefits of increased average sales prices for all of Apco’s products and greater natural gas and LPG sales volumes.

These benefits were partially offset by lower oil sales volumes due to increased oil inventory resulting from timing of oil deliveries. Oil production volumes were flat quarter-to-quarter.

“We’re very pleased with the level of net income achieved given the amount of seismic expenditure we incurred during this quarter. Our results have benefited from strong year-over-year product price increases,” said Ralph Hill, Apco’s chairman and chief executive officer.

Crude oil, natural gas and LPG sales prices for the consolidated interests averaged $49.12 per barrel, $2.07 per thousand cubic feet and $374.56 per ton in first-quarter 2010, compared with $41.00 per barrel, $1.80 per thousand cubic feet and $258.26 per ton during first-quarter 2009.

Total sales volumes of 592,040 barrels of oil equivalent (BOE) applicable to Apco’s consolidated interest for the 2010 quarter were three percent above the comparable 577,195 BOE in the first quarter of 2009.

Total costs and operating expenses increased by $3.5 million primarily from greater exploration expense and higher provincial production taxes. Partially offsetting the increased costs were lower selling and administrative expense and lower foreign exchange losses.

During the first quarter of 2010, Apco incurred $4.1 million more exploration expense than in the comparable quarter of 2009 due to significant seismic acquisition investments in Argentina and Colombia.

Although results of operations would have been greater absent the exploration expense, this planned expenditure is an integral part of management’s strategy to grow in the company’s core area in Argentina and its new blocks in Colombia.

“In the Neuquén basin, we have extended seismic coverage over the western portion of the Bajada del Palo concession, achieving 100 percent coverage over the concession,” said Thomas Bueno, Apco’s president and chief operating officer.

“In Colombia, we hope to complete our seismic acquisition programs over the Turpial and Block 32 blocks in the second quarter, with processing and interpretation completed in time to commence drilling by the end of 2010 or in early 2011,” Bueno added.

Additionally, total investment income increased by $685,000 primarily due to greater equity income from Argentine investments. Apco experienced greater equity income from its 40.803 percent interest in Petrolera Entre Lomas S.A. Petrolera’s net income was higher primarily due to increased average oil, natural gas and LPG sales prices.

Total sales volumes applicable to Apco’s equity interest in Petrolera were 482,586 BOE, reflecting a modest increase compared to 481,681 BOE in the first quarter of 2009.

2010 Capital Program

During first-quarter 2010, capital expenditures of $4.8 million were invested primarily for development drilling in the Entre Lomas and Bajada del Palo concessions, including a second horizontal well in Bajada del Palo. Drilling activities also re-commenced in Tierra del Fuego and Acambuco.

Including the farm-in agreement in the Coirón Amargo exploration permit announced in the first quarter, Apco’s 2010 capital expenditure budget – net to the company’s direct working interests – is approximately $40 million.

Apco Oil and Gas International Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2010	2009
Three months ended March 31

Operating revenue	19,818	17,257

Costs and operating expenses	17,465	13,980

Investment income	3,897	3,212

Net income attributable to Apco	3,996	5,018

Per share	0.14	0.17

About Apco (NASDAQ:APAGF)

Apco is an international oil and gas exploration and production company with interests in nine oil and gas concessions and two exploration permits in Argentina, and two exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com.

Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Media Relations
(918) 573-4944
Thomas Bueno
Investor Relations
(918) 573-2570

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved oil and gas reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand for those products.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks associated with future weather conditions and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this report or announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Mar. 12, 2010, and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.

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